U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.   Name and Address of Reporting Person:
     Stanley Peskaitis, 11944 Pine Avenue, Lemont, Illinois 60439

2.   Date of Event Requiring Statement (Month/Date/Year): 07/21/99

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     Lexon Technologies, Inc. (LXTI)

5.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     ( ) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: Treasurer

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

          TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of        3. Ownership     4.  Nature of
                            Securities          Form: Direct      Indirect
                            Beneficially        (D) or            Beneficial
                            Owned               Indirect (I)      Ownership
--------------------     ---------------     ---------------  ---------------
Common Stock               1,227,100 shares     D                 N/A



          TABLE II - Derivative Securities Beneficially Owned


1. Title of  2. Date Exercisable  3. Title and Amount of  4. Conver-   5. Ownership  6. Nature
Derivative   and Expiration       Securities Underlying   sion or      Form of       Of
Security     Date (Month Day      Derivative Security     Exercise     Derivative    Indirect
             Year)                                        Price of     Security:     Ownership
             -------------------  ----------------------  Derivative   Direct (D)
             Date Exer- Expira-   Title       Amount or   Security     Or Indirect
             cisable    tion                  Number of                (I)
                        Date                  Shares
-----------  ---------- --------  ----------- ----------  ----------  -----------  ----------
Stock                              Common
Options      7/15/99    7/15/09    Stock       52,500     $1.25        D             N/A

Stock                              Common
Warrants     7/10/99    12/31/00   Stock      100,00      $2.50        D             N/A

Stock                              Common
Options      7/21/99    7/21/09    Stock      275,000     $2.80        D             N/A


Explanation of Responses:

Signature of Reporting Person:

/S/ Stanley Peskaitis
------------------------------------
Stanley Peskaitis


Date: 7/21/99